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                                 EXHIBIT 23.4



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion and incorporation by reference in this Registration Statement of Applebee's International, Inc. on Form S-3 of our report dated January 29, 1994, appearing in the Prospectus, which is part of this Registration Statement, and appearing in Form 8-K of Applebee's International, Inc. dated May 15, 1995, (related to the financial statements of Pub Ventures of New England, Inc. as of December 31, 1993, and for the year then ended, not presented separately therein). We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.






Coopers & Lybrand L.L.P.
Boston, Massachusetts
July 5, 1995